Exhibit 23.2
                                Consent of Coopers & Lybrand L.L.P.


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                       Consent of Independent Accountants


We consent to the incorporation by reference in this registration statement of Colonial Properties Trust on Form S-8 of the Colonial Properties Trust Employee Share Option and Restricted Share Plan and the Colonial Properties Trust Non-Employee Trustee Share Option Plan, of our report, dated January 24, 1997, on our audits of the consolidated financial statements of Colonial Properties Trust as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994 which report is included in the 1996 Annual Report incorporated by reference on Form 10-K.



                                         /s/Coopers & Lybrand L.L.P.
                                          COOPERS & LYBRAND L.L.P.


Birmingham, Alabama
May 9, 1997